PROMISSORY NOTE

 October 26, 2015

FOR VALUE RECEIVED, Nogales Resources Corp., a Nevada Corporation, promises to pay Misael Aguirre, on or before December 31, 2018, the amount of Four Thousand Dollars ($4,000.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

NOGALES RESOURCES CORP.

Per /s/ Misael Velasco Aguirre

     Misael Velasco Aguirre, Pres., CEO, CFO